Exhibit 99.1

EXPRESSJET REPORTS MAY 2010 PERFORMANCE

Block Hours increase 23% versus 2009

            HOUSTON, June 11, 2010 – ExpressJet Holdings, Inc. (NYSE: XJT), parent company of regional and charter airline operator, ExpressJet Airlines, Inc., today reported traffic and capacity results for May 2010.

Partner Flying

            During the month, ExpressJet revenue passenger miles (RPM) totaled 834 million, and available seat miles (ASM) flown were 1,028 million.  ExpressJet's May load factor for Partner Flying was 81.1%.  The company flew 65,250 block hours and operated 36,917 departures during the month as Continental Express and United Express.  During May 2010, ExpressJet operated 206 aircraft as Continental Express and 32 aircraft as United Express.

Corporate Aviation

            ExpressJet flew 559 block hours during the month in its Corporate Aviation (charter) division.  During the month, ExpressJet’s fleet within the Corporate Aviation division consisted of 6 aircraft.

Total Fleet

            ExpressJet ended May 2010 with a fleet of 244 aircraft consisting of 206 operating as Continental Express, 32 flying as United Express and 6 flying within Corporate Aviation (charter).  During the month of May, ExpressJet completed its transition of aircraft from its charter operation to its United Express operation.  This transition led to a year-over-year increase in Partner Flying block hours of 23% while Corporate Aviation (charter) block hours remained nearly flat year-over-year.

About ExpressJet

            ExpressJet Holdings operates several divisions designed to leverage the management experience, efficiencies and economies of scale present in its subsidiaries, including ExpressJet Airlines, Inc. and ExpressJet Services, LLC.  ExpressJet Airlines serves 134 scheduled destinations in North America and the Caribbean with approximately 1,200 departures per day.  Operations include capacity purchase agreements for United and Continental as well as providing clients customized 50-seat charter options; and supplying third-party aviation and ground handling services.  For more information, visit www.expressjet.com.

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ExpressJet Reports May 2010 Traffic/Page 2

EXPRESSJET HOLDINGS, INC. AND SUBSIDIARIES
PRELIMINARY STATISTICS

	Month Ending May 30, 2010		Month Ending May 30, 2009		Year Over Year Change
	Partner Flying	Corporate Aviation	Partner Flying	Corporate Aviation	Partner Flying	Corporate Aviation

Revenue Passenger Miles (millions)	834		649		29%
Available Seat Miles (ASM) (millions)	1,028		829		24%
Passenger Load Factor	81.1%		78.2%		2.9 pts
Block Hours	65,250	559	53,023	595	23%	(6%)
Departures	36,917		28,715		29%
Stage Length	558		579		(4%)
Fleet	238	6	214	30	11%	(80%)

Year to date	Partner Flying	Corporate Aviation	Partner Flying	Corporate Aviation	Partner Flying	Corporate Aviation

Revenue Passenger Miles (millions)	3,699		2,997		23%
Available Seat Miles (ASM) (millions)	4,768		4,049		18%
Passenger Load Factor	77.6%		74.0%		3.6 pts
Block Hours	304,993	4,172	265,300	4,314	15%	(3%)
Departures	168,223		138,185		22%
Stage Length	568		588		(3%)
Fleet	228	16	214	30	7%	(46%)

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